Exhibit 99.3

DAVIS PETROLEUM ACQUISITION CORP.
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2016

DAVIS PETROLEUM ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
	2016	2015
($ in thousands)
ASSETS
Current:
Cash	$3,169	$4,064
Accounts receivable	1,515	5,112
Joint interest advances paid	25	175
Derivative asset	230	1,711
Other current assets	804	877
Total current assets	5,743	11,939
Property, plant, and equipment:
Oil and gas properties - full cost method
Proved properties	436,960	425,767
Unevaluated properties	179	179
Other	9,035	9,034
Less: Accumulated depreciation, depletion, amortization and impairment	(412,264)	(389,345)
Total property, plant and equipment, net	33,910	45,635
Other assets	53	405
Deferred income taxes	1,419	1,426
TOTAL ASSETS	$41,125	$59,405
LIABILITIES
Current:
Accounts payable and accrued expenses	$2,111	$3,936
Current portion of long-term debt	9,000	-
Oil and gas revenues and royalties payable	210	439
Joint interest advances received	143	475
Current portion of asset retirement obligations	696	185
Total current liabilities	12,160	5,035
Asset retirement obligations	4,873	5,147
Other long-term liabilities	-	95
TOTAL LIABILITIES	17,033	10,277

Commitments and contingencies (Note 15)

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share (authorized 400,100,000 shares; issued 224,084,069 and 223,584,069 as of September 30, 2016 and December 31, 2015, respectively)	2,241	2,236
Preferred stock, par value $0.01 per share (authorized 50,000,000 shares; issued 35,151,454 and 33,367,187 as of September 30, 2016 and December 31, 2015, respectively)	352	334
Treasury Stock, at cost; 73,983,561 at June 30, 2016 and 72,111,216 at December 31, 2015	(41,759)	(41,350)
Paid-in capital	211,624	207,284
Accumulated deficit	(148,366)	(119,376)
Total Stockholders' Equity	24,092	49,128
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,125	$59,405

See accompanying Notes to the Consolidated Financial Statements

DAVIS PETROLEUM ACQUISITION CORP.
CONSOLIDATED INCOME STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
($ in thousands)
REVENUES	$8,611	$16,664
EXPENSES
Lease operating and production costs	2,682	4,822
Production taxes	588	970
Depreciation, depletion and amortization	5,356	14,386
Impairment of oil and gas properties	17,561	3,661
General and administrative	9,960	6,526
Accretion expense	159	132
Other operating expense (income)	(35)	299
(Gain) loss on derivative instruments	161	(2,515)
Total expenses	36,432	28,281
LOSS FROM OPERATIONS	(27,821)	(11,617)
Other (income) and expense:
Interest and other income	(15)	(16)
Interest expense	195	478
Loss before income taxes	(28,001)	(12,079)
Income tax expense - current	-	-
Income tax expense (benefit) - deferred	7	(4,206)
NET LOSS	$(28,008)	$(7,873)

Earnings (Loss) Per Share
Basic	$(0.19)	$(0.05)
Diluted	$(0.19)	$(0.05)

Weighted Average Shares Outstanding (in thousands)
Basic	150,103	148,993
Diluted	150,103	148,993

See accompanying Notes to the Consolidated Financial Statements

DAVIS PETROLEUM ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(Unaudited)
	2016	2015
($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,008)	$(7,873)
Adjustments to reconcile net income to net cash provided
operating activities:
Depreciation, depletion and amortization	5,356	14,386
Impairment of oil and gas properties	17,561	3,661
Net deferred income tax expense (benefit)	7	(4,206)
Stock-based compensation expense	1,665	746
Accretion expense	159	132
Derivative instruments (gain) loss	161	(2,515)
Working capital changes:
Decrease in accounts receivable	3,044	3,013
Decrease in other current and long-term assets	426	6,594
Decrease in accounts payable, accrued expenses and
other non-current liabilities	(870)	(5,579)
Decrease in oil and gas revenues payable	(229)	(296)
Increase (decrease) in joint interest advances	(180)	2,297
Net cash provided by (used in) operating activities	(908)	10,360
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	-	(1,401)
Capital expenditures	(9,898)	(23,042)
Proceeds from the sale of properties	-	1,710
Derivative settlements	1,320	7,302
Net cash used in investing activities	(8,578)	(15,431)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on Senior Credit Facility	-	(11,000)
Borrowings on Senior Credit Facility	9,000	10,000
Treasury stock repurchases	(409)	(210)
Net cash provided by (used in) financing activities	8,591	(1,210)
Net decrease in cash	(895)	(6,281)
Cash - beginning of the period	4,064	10,477
Cash - end of the period	$3,169	$4,196

See accompanying Notes to the Consolidated Financial Statements

DAVIS PETROLEUM ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock		Preferred Stock	Treasury Stock	Paid-in Capital	Accumulated Deficit	Stockholders' Equity
($ in thousands)	Shares	Value
December 31, 2015	223,584	$2,236	$334	$(41,350)	$207,284	$(119,376)	$49,128
Net loss	-	-	-	-	-	(28,008)	(28,008)
Payment of dividends in kind	-	-	18	-	964	(982)	-
Restricted stock grants, net of cancelations	500	5	-	-	3,155	-	3,160
Treasury stock - employee tax payment	-	-	-	(409)	-	-	(409)
Amortization of stock-based compensation	-	-	-	-	221	-	221
September 30, 2016	224,084	$2,241	$352	$(41,759)	$211,624	$(148,366)	$24,092

See accompanying Notes to the Consolidated Financial Statements

DAVIS PETROLEUM ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies

Organization and Nature of Operations

Davis Petroleum Acquisition Corp. (“DPAC”) is a Delaware corporation formed on January 18, 2006, for the purpose of acquiring the common stock of Davis Petroleum Corp., Davis Offshore L.P. and Davis Petroleum Pipeline LLC. In August 2014, the Company sold its interest in Davis Offshore L.P. Hereinafter, DPAC and its wholly-owned subsidiaries are collectively referred to as “Davis” or the “Company.”

Davis is an independent private oil and gas exploration, development, acquisitions and production company. The Company is focused primarily on opportunities in the onshore Gulf Coast region of Louisiana and Texas, where it has developed significant technical, operational and commercial expertise. Davis also regularly evaluates opportunities to expand its activities to other areas that may offer attractive exploration and development potential.

On February 10, 2016 and as amended on September 2, 2016, the Company entered into a definitive merger agreement (the “Merger Agreement”) with Yuma Energy, Inc., a California corporation (“Yuma”), and Yuma Energy, Inc., a Delaware corporation (“Yuma Delaware”). Under the terms of the definitive agreement, Yuma reincorporated in Delaware, implemented a one-for-twenty reverse split of its common stock, and converted each share of its existing Series A preferred stock into 35 shares of common stock prior to giving effect for the reverse split (1.75 shares post reverse split). Following these actions, Yuma issued additional shares of common stock in an amount sufficient to result in approximately 61.1% of the common stock being owned by the current common stockholders of Davis. In addition, Yuma issued approximately 1.75 million shares of a new Series D preferred stock to existing Davis preferred stockholders, which has a conversion price of approximately $11.074 per share, after giving effect for the reverse split. The Series D preferred stock had a liquidation preference of approximately $19.4 million at closing, and will be paid dividends in the form of additional Series D preferred stock at a rate of 7% per annum. The merger was completed on October 26, 2016.

Principles of Consolidation and Reporting

The interim consolidated financial statements of the Company are unaudited and include the accounts of DPAC and its wholly-owned subsidiaries. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Company proportionately consolidates its interests in oil and gas joint ventures. All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair statement, have been included. Management has made certain estimates and assumptions that affect reported amounts in the condensed consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates pertain to proved natural gas and crude oil reserves and related cash flow estimates used in impairment tests of oil and gas properties and other long-lived assets, estimates of future development costs, income taxes, valuation of derivative instruments, dismantlement and abandonment costs, valuation of assets acquired and liabilities incurred in business combinations, estimates relating to certain natural gas and crude oil revenues and expenses, as well as estimates of expenses related to stock-based compensation, legal, environmental, and other contingencies. Actual results could differ from those estimates.

New Accounting Requirements

In March 2016, the Financial Accounting Standards Board (FASB) issued guidance regarding the simplification of share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods beginning after December 15, 2018 with early adoption permitted for private entities. The guidance is effective for annual and interim periods beginning after December 31, 2016 with early adoption permitted for public entities. We are currently evaluating the impact of this guidance on our financial statements.

In February 2016, the FASB issued guidance regarding the accounting for leases. The guidance requires recognition of most lease assets and liabilities by lessees for those leases classified as operating leases. The guidance requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The guidance is effective for interim and annual periods beginning after December 15, 2019 for private entities and after December 15, 2018 for public entities. We are currently evaluating the impact of this guidance on our financial statements.

In January 2016, the FASB issued guidance regarding several broad topics related to the recognition and measurement of financial assets and liabilities. The guidance is effective for annual periods beginning after December 31, 2018 and interim periods beginning after December 15, 2019 for private entities. The guidance is effective for interim and annual periods beginning after December 15, 2017 for public entities. We are currently evaluating the impact of this guidance on our financial statements.

In August 2014, the FASB issued guidance regarding disclosures of uncertainties about an entity's ability to continue as a going concern. The guidance applies prospectively to all entities, requiring management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern and to disclose certain information when substantial doubt is raised. The guidance is effective for interim and annual periods ending on or after December 15, 2016. We will adopt this guidance in the fourth quarter of 2016. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued guidance regarding the accounting for revenue from contracts with customers. The guidance may be applied retrospectively or using a modified retrospective approach to adjust retained earnings (deficit). In July 2015, the FASB approved a one-year deferral of the effective date for this guidance, which is now effective for annual periods after December 15, 2018 and interim periods after December 15, 2019 for private entities and effective for interim and annual periods beginning on or after December 15, 2017 for public entities. We are currently evaluating the impact of this guidance on our financial statements.

2. Accounts Receivable

Accounts receivable consisted of the following:
	September 30,	December 31,
	2016	2015
($ in thousands)
Natural gas and crude oil sales	$1,074	$4,286
Joint interest billings	441	826
Less: allowance for doubtful accounts	-	-
Accounts receivable	$1,515	$5,112

3. Other Current Assets

Other current assets consisted of the following:
	September 30,	December 31,
	2016	2015
($ in thousands)
Prepaid insurance	$15	$153
Other	789	724
Total other current assets	$804	$877

4. Property, Plant, and Equipment, net

Oil and Gas Properties

The following table sets forth the capitalized costs and associated accumulated depreciation, depletion and amortization (including impairments), relating to the Company’s oil and gas production, exploration, and development activities at:

($ in thousands)	September 30, 2016	December 31, 2015
Proved properties	$436,960	$425,767
Less: accumulated depreciation, depletion, amortization and impairment	(404,553)	(381,988)
Proved properties, net	32,407	43,779

Unproved properties
Unevaluated properties	179	179
Total unproved properties	179	179
Oil and gas properties, net	$32,586	$43,958

Under the full cost method, the Company is subject to quarterly calculations of a “ceiling” or limitation on the amount of costs associated with its oil and gas properties. This ceiling limits such capitalized costs to the present value using a 10% discount rate of estimated future cash flows from proved oil and natural gas reserves reduced by future operating expenses, development expenditures, abandonment costs (net of salvage values) and estimated future income taxes thereon. The ceiling calculation requires the Company to price its future oil and gas production at the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. The Company recorded a ceiling test write-down of $17.6 million and $3.7 million for the nine months ended September 30, 2016 and 2015, respectively.

Other

Other property and equipment consists of the following:

	Useful	September 30,	December 31,
	life (years)	2016	2015
($ in thousands)
Plants and pipeline systems	10	$4,599	$4,599
Buildings	10	179	179
Furniture and fixtures	1-7	667	667
Automobiles	3	158	158
Software and IT equipment	3-5	2,006	2,006
Leasehold improvements	5	1,425	1,425
		9,034	9,034
Less: accumulated depreciation and amortization		(7,710)	(7,357)
Other property and equipment, net		$1,324	$1,677

5. Commodity Hedging Contracts

The Company is exposed to various market risks, including volatility in oil and gas commodity prices and interest rates. The level of derivative activity we engage in depends on our view of market conditions, available derivative prices and operating strategy. A variety of derivative instruments, such as swaps, collars, puts, calls and various combinations of these instruments, may be utilized to manage exposure to the volatility of oil and gas commodity prices. Currently, the Company does not use derivatives to manage its exposure to fluctuations in interest rates.

All derivative instruments are recorded on the balance sheet at fair value. If a derivative does not qualify as a hedge or is not designated as a hedge, the changes in fair value, both realized and unrealized, are recognized in our income statement as (gains) loss on derivative instruments. Cash flows are only impacted to the extent the actual settlements under the contracts result in the Company making a payment to or receiving a payment from the counterparty. The Company’s derivative instruments in place are not classified as hedges for accounting purposes.

Period	Instrument Type	Average Daily Volumes	Average Fixed Price
October 2016 - December 2016	Natural Gas Swap	3,000 MMBtu	$4.05
October 2016 - December 2016	Crude Oil Three-Way-Collar	400 Bbl	$30 - 40 - 50
Balance Sheet

At September 30, 2016 and December 31, 2015, the Company had the following outstanding commodity derivative contracts recorded in its consolidated balance sheets ($ in thousands):

		Estimated Fair Value
		September 30,	December 31,
Instrument Type	Balance Sheet Classification	2016	2015
Natural Gas/Crude Oil Swaps/Collars	Derivative asset - short-term	$230	$1,711
Total derivative instruments		$230	$1,711

6. Fair Value Measurements of Assets and Liabilities

Authoritative guidance on fair value measurements defines fair value, establishes a framework for measuring fair value and stipulates the related disclosure requirements. The Company follows a three-level hierarchy, prioritizing and defining the types of inputs used to measure fair value.

The three levels of the fair value hierarchy are as follows:

Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 — Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, basis swaps, options, and collars.

Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company’s commodity derivative instruments are recorded at fair value on a recurring basis in its consolidated balance sheets with fair value changes recorded in the consolidated statements of income. The following table presents, for each fair value hierarchy level, the Company’s commodity derivative assets and liabilities measured at fair value on a recurring basis as of September 30, 2016 and December 31, 2015:

	Recurring Fair Value Measures
	As of September 30, 2016
($ in thousands)	Level 1	Level 2	Level 3
Natural Gas Swaps	$-	$290	$-
Crude Oil Three-Way Collars	-	(60)	-
Total	$-	$230	$-

	Recurring Fair Value Measures
	As of December 31, 2015
($ in thousands)	Level 1	Level 2	Level 3
Natural Gas Swaps	$-	$1,711	$-
Crude Oil Swaps		-
Total	$-	$1,711	$-

Derivatives listed above are carried at fair value. The fair value amounts on the consolidated balance sheets associated with the Company’s derivatives resulted from Level 2 fair value methodologies, which are based on observable market data for similar instruments.

This observable data includes the forward curve for commodity prices based on quoted markets prices and prospective volatility factors related to changes in commodity prices, as well as the credit standing of the counterparty involved, the impact of credit enhancements and the impact of the Company’s non-performance risk on derivative liabilities, or the non-performance risk of the Company’s counterparties on derivative assets, both of which are derived using credit default swap values.

Authoritative guidance also requires certain fair value disclosures for financial instruments other than derivatives, including the Company’s long-term debt. The borrowings were $9.0 million as of September 30, 2016 and there were no borrowings as of December 31, 2015. The amounts outstanding under our revolving credit facility are stated at cost, which approximates fair value.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and other payables approximate their respective fair market values due to their short maturities.

7. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at:
	September 30,	December 31,
	2016	2015
($ in thousands)
Trade payables	$312	$669
Accrued expenses	1,799	3,267
Total accounts payable	$2,111	$3,936

8. Income Taxes

The following summarizes the Company’s income tax expense (benefit) and effective tax rates (in thousands):
	Nine Months Ended
	September 30,
	2016	2015

Pre tax book income (loss)	$(28,001)	$(12,079)
Income tax expense (benefit)	7	(4,206)
Effective tax rate	0.02%	34.82%

For the nine months ended September 30, 2016, the effective tax rate of 0.02% is less than the statutory tax rate of 35% because the Company has recorded a full valuation allowance against its Federal and Louisiana net deferred tax assets. The income tax expense of $7 thousand is related to Texas deferred taxes against which the Company has not recorded a valuation allowance.

9. Long-term Debt

Senior Credit Facility

In December 2008, the Company amended and restated its senior credit agreement (the “Senior Credit Facility”) with a financial institution.  The Senior Credit Facility was amended to increase the total capacity from $50 million to $125 million, subject to borrowing base limitations, and extend the term an additional four years.  In April 2011, the Senior Credit Facility was amended to add an additional lender. In January 2013, the Company completed the Second Amendment to Amended and Restated Credit Agreement.  This amendment extended the maturity date to January 4, 2016. In July 2015 it was extended until July 6, 2016 and on July 1, 2016 it was amended and extended until September 30, 2016. On September 26, 2016 the Company completed the Sixth Amendment which extended the maturity date to November 15, 2016.

The borrowing base is determined at least semiannually and at December 31, 2015 was $24 million.  On May 17, 2016, the Company’s borrowing base was redetermined at $10.0 million and subsequently on July 1, 2016 when the Credit Facility was amended, the borrowing base was redetermined at $9.0 million.  Long-term debt as of September 30, 2016 was $9.0 million.

Revolving tranches under the Senior Credit Facility bear interest, at the Company’s election, at a prime rate or LIBOR rate, plus in each case an applicable margin.  In addition, a commitment fee is payable on the unused portion of the lender’s commitment.  The applicable interest rate margin varies from 1.25% to 2.00% in the case of borrowings based on the prime rate, and from 2.25% to 3.00% in the case of borrowings based on the LIBOR rate, depending on the utilization level in relation to the borrowing base.

For the nine months ended September 30, 2016 and 2015, the weighted average interest rate on the Senior Credit Facility was 2.67% and 2.50%, respectively.

The Senior Credit Facility is collateralized by mortgages on substantially all of the Company’s oil and gas properties and contains customary financial and other covenants, the most restrictive of which requires the Company’s ratio of consolidated current assets to consolidated current liabilities to be no less than 1.00 to 1.00 at the end of any quarter.  In addition, the Company is subject to covenants limiting dividends, transactions with affiliates, incurrence of debt, changes of control, asset sales, and affirmative representations regarding the absence of material adverse changes, and liens on properties.  The Company was in compliance with all debt covenants at September 30, 2016 and December 31, 2015.

New Senior Credit Facility

Upon the closing of the Merger, the entire outstanding balance under the Senior Credit Facility was assumed by Yuma Delaware in a new credit facility (the “Credit Agreement”). The Credit Agreement provides for a $75.0 million 3-year revolving credit facility with SG Americas Securities, LLC (“SG Americas”) as Lead Arranger and Bookrunner, Société Générale (“SocGen”) as Administrative Agent and the lenders party thereto. The Credit Agreement replaces Yuma’s existing credit agreement. The initial borrowing base of the Credit Agreement is $44.0 million, and is subject to redetermination as of January 1, 2017 as well as April 1st and October 1st of each year. As of October 26, 2016, Yuma Delaware had approximately $39.5 million outstanding under the Credit Agreement. The incremental $9.7 million of debt outstanding at October 26, 2016 under the new Credit Agreement from Yuma’s outstanding debt balance of $29.8 million at September 30, 2016 was primarily the result of paying off Davis’ outstanding debt balance of $9.0 million at Bank of America, accrued interest under the old credit facility, as well as fees associated with the new Credit Agreement.  All of the obligations under the Credit Agreement, and the guarantee of those obligations, are secured by substantially all of the assets of Yuma Delaware and customary financial covenants have been made.

10. Stockholders’ Equity
Series A Convertible Preferred Stock

During the nine months ended September 30, 2016 and 2015, the Company issued 1,784,267 and 1,658,468 shares of Preferred Stock, respectively, as paid in-kind dividends. As of September 30, 2016, there were 35,151,454 shares of preferred stock outstanding.

11. Share-Based Compensation

Total share-based compensation expense recognized for the nine months ended September 30, 2016 and 2015 was $1,665 thousand ($3,380 less $1,715 capitalized) and $745 thousand, respectively, and is reflected in general and administrative expenses in the Consolidated Income Statement.

12. Earnings Per Share

Basic earnings per common share is computed by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding during each year. The diluted earnings per share calculation adds to the weighted average number of common shares outstanding: the incremental shares that would have been outstanding assuming the exercise of dilutive stock options, the vesting of unvested restricted shares of common stock and the assumed conversion of convertible preferred stock.

	Nine Months Ended
	September 30,
	2016	2015

Net loss	$(28,008)	$(7,873)
Weighted average common shares - Basic	150,103	148,993
Effect of exercise of stock options (1)	-	-
Effective of conversion of preferred stock (2)	33,962	31,683
Weighted average common shares - Diluted	184,065	180,676
Earnings (loss) per common share
Basic	$(0.19)	$(0.05)
Diluted	$(0.19)	$(0.05)

(1) There were 6,804 thousand and 6,153 thousand stock options in 2016 and 2015, respectively that were not included in the diluted shares outstanding as they were all out-of-the money.
(2) The effect of conversion of preferred stock was not included in the calculation of earnings per share for all periods presented as they would have been anti-dilutive.

13. Supplemental Cash Flow Information

The following is additional information concerning supplemental disclosures of cash payments and non-cash investing and financing activities:

	Nine Months Ended
	September 30,
	2016	2015
(In thousands)
Cash paid for interest, net of amounts capitalized	$194	$311
Change in accrued capital expenditures	(498)	(13,098)

14. Revision of Previously Issued Financial Statements
During the preparation of Davis’ September 30, 2016 consolidated financial statements and the associated September 30, 2016 unaudited pro forma condensed consolidated combined statements of Yuma Delaware reflecting the merger between Davis and Yuma Delaware that was completed on October 26, 2016, Davis management identified certain errors related to the Company’s historical impairment calculations. These errors related to the Company’s failure to add back future cash outflows associated with abandonment cost in its calculation of the ceiling test, as well as the Company’s failure to update its fourth quarter 2015 ceiling test calculation for certain period-end financial reporting journal entries. In addition, two journal entries related to the Company’s accrued capital expenditures and prepaid AFE amounts were identified as not having been made in the third quarter of 2015. The Company assessed the materiality of these errors on the Company's previously issued statements, in accordance with the SEC’s Staff Bulletin No. 99 (“SAB 99”) and the SEC’s Staff Accounting Bulletin No. 108 (“SAB 108”), and concluded that the errors were not material to any previously issued financial statements. However, the Company has elected to correct these errors by revising its previously issued financial statements. The net effect of correcting these errors resulted in a reduction in impairment expense of $2.467 million and a reduction in depletion expense of $274,000 for the year ended December 31, 2015. Also, during the third quarter of 2015, the Company recognized a reduction of Accounts Payable and Proved Properties of $780,212 as well as a reduction to the Company’s Joint Interest Billing Prepaid account of $227,818 offset by an increase in Proved Properties for the same amount. For the six months ended June 30, 2016, the net effect of correcting the errors was a reduction in impairment expense of $971,000, offset by an increase in depletion expense of $201,000, for a net adjustment of $770,000. For the three months ended June 30, 2016, the net effect of correcting the errors was a reduction in impairment expense of $117,000, offset by an increase in depletion expense of $124,000, for a net adjustment of $7,000. These revisions had no impact on the Company’s subtotal of net cash provided by (used in) operating activities for the twelve months ended December 31, 2015 or the six months ended June 30, 2016.

The Company is revising its previously issued (i) consolidated balance sheet as of December 31, 2015, (ii) consolidated statements of operations, consolidated statements of changes in equity and consolidated statements of cash flows for the year ended December 31, 2015, and (iii) unaudited financial information for the quarter ended June 30, 2015 and for all subsequent quarters through June 30, 2016, along with certain related notes (the “Revision”).

The tables below illustrate the impact of the Revision on the Company’s consolidated financial statements, each as compared with the amounts presented in the original Form S-4 and related quarterly information previously filed with the SEC.

The following table represents a summary of the as previously reported balances, adjustments to correct the errors and revised balances on the Company’s consolidated balance sheets by impacted financial statement line item for the years 2016 and 2015 as of each quarter end:

	As of
	June 30, 2016
	(unaudited) ($ thousands)
	As Reported	Adjustment	As Revised

Joint interest advances paid	253	(228)	25
Total current assets	7,181	(228)	6,953
Proved properties	436,696	(552)	436,144
Less: Accumulated depreciation, depletion, amortization, and impairment	(414,237)	3,511	(410,726)
Total property, plant and equipment, net	31,673	2,958	34,631
Total Assets	40,711	2,730	43,441
Accounts payable and accrued expenses	3,094	(780)	2,314
Total current liabilities	13,770	(780)	12,990
Total liabilities	18,618	(780)	17,838
Accumulated deficit	(149,667)	3,511	(146,156)
Total stockholders’ equity	22,093	3,511	25,604
Total liabilities and stockholders’ equity	40,711	2,730	43,441

	As of
	December 31, 2015
	($ thousands)
	As Reported	Adjustment	As Revised

Joint interest advances paid	403	(228)	175
Total current assets	12,167	(228)	11,939
Proved properties	426,320	(553)	425,767
Less: Accumulated depreciation, depletion, amortization, and impairment	(392,086)	2,741	(389,345)
Total property, plant and equipment, net	43,447	2,188	45,635
Total Assets	57,444	1,961	59,405
Accounts payable and accrued expenses	4,716	(780)	3,936
Total current liabilities	5,815	(780)	5,035
Total liabilities	11,057	(780)	10,277
Accumulated deficit	(122,117)	2,741	(119,376)
Total stockholders’ equity	46,387	2,741	49,128
Total liabilities and stockholders’ equity	57,444	1,961	59,405

The following table represents a summary of the as previously reported balances, adjustments and revised balances on the Company’s consolidated statements of operations by financial statement line item for the periods ended:

	Three Months Ended
	March 31, 2016			June 30, 2016
	(unaudited) ($ thousands)			(unaudited) ($ thousands)
	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised

Depreciation, depletion and amortization	1,710	78	1,788	1,921	124	2,045
Impairment of oil and gas properties	10,702	(854)	9,848	7,819	(117)	7,702
Total expenses	15,366	(776)	14,590	17,012	6	17,018
LOSS FROM OPERATIONS	(13,180)	776	(12,404)	(13,649)	(6)	(13,655)

NET LOSS BEFORE INCOME TAXES	(13,223)	776	(12,447)	(13,707)	(6)	(13,713)

NET LOSS	(13,226)	776	(12,450)	(13,677)	(6)	(13,683)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(13,226)	776	(12,450)	(13,677)	(6)	(13,683)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	(0.09)	0.01	(0.08)	(0.09)	(0.00)	(0.09)
Diluted	(0.09)	0.01	(0.08)	(0.09)	(0.00)	(0.09)

	Six Months Ended
	June 30, 2016
	(unaudited) ($ thousands)
	As Reported	Adjustment	As Revised

Depreciation, depletion and amortization	3,632	201	3,833
Impairment of oil and gas properties	18,520	(971)	17,549
Total expenses	32,378	(770)	31,608
LOSS FROM OPERATIONS	(26,829)	770	(26,059)

NET LOSS BEFORE INCOME TAXES	(26,930)	770	(26,160)
Income tax (expense) benefit	(27)	-	(27)
NET LOSS	(26,903)	770	(26,133)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(26,903)	770	(26,133)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	(0.18)	0.01	(0.17)
Diluted	(0.18)	0.01	(0.17)

	Year Ended
	December 31, 2015 ($ thousands)
	As Reported	Adjustment	As Revised

Depreciation, depletion and amortization	17,413	(274)	17,139
Impairment of oil and gas properties	42,947	(2,467)	40,480
Total expenses	72,814	(2,741)	70,074
LOSS FROM OPERATIONS	(54,040)	2,741	(51,300)

NET LOSS BEFORE INCOME TAXES	(54,597)	2,741	(51,857)

NET LOSS	(65,058)	2,741	(62,318)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(65,058)	2,741	(62,318)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	(0.44)	0.02	(0.42)
Diluted	(0.44)	0.02	(0.42)

The following table represents a summary of the as previously reported balances, adjustments and revised balances on the Company’s consolidated statements of changes in equity by financial statement line item for the year ended December 31, 2015:

	Year Ended December 31, 2015 ($ thousands)
	As Reported	Adjustment	As Revised

Net loss attributable to Davis Petroleum Acquisition Corp.	(65,058)	2,741	(62,318)
Balance at end of period	(122,118)	2,742	(119,376)
TOTAL EQUITY	46,386	2,742	49,128

The following table represents a summary of the as previously reported balances, adjustments and revised balances on the Company’s consolidated statements of cash flows by financial statement line item for the year ended December 31, 2015:

	Year Ended December 31, 2015 ($ thousands)
	As Reported	Adjustment	As Revised

Net loss	(65,058)	2,741	(62,317)
Depreciation, depletion and amortization	17,413	(274)	17,139
Impairment of oil and gas properties	42,947	(2,467)	40,480

15. Commitments and Contingencies

We are not aware of any commitments or contingencies that warrant disclosure or would materially impact the financial statements.